Exhibit 10.7

Amendment No. 2008-1 to the Central Pacific Financial Corporation
2004 Stock Compensation Plan

THIS AMENDMENT (the “Amendment”) is made by Central Pacific Financial Corporation (the “Company”) to be effective as of December 31, 2008.

WHEREAS, the Company maintains the 2004 Stock Compensation Plan (the “Plan”) for the benefit of certain participants (“Participants”);

WHEREAS, the Company desires to amend certain provisions of the Plan in order to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”); and

WHEREAS, the Company has reserved the right to amend or modify the Plan.

NOW, THEREFORE, the Plan is hereby amended as follows:

1.	The following sentence shall be added to the end of the third paragraph in Section 4.2:

“Notwithstanding anything to the contrary, any adjustments, modifications, amendments or changes of any kind made pursuant to this Section 4.2 shall be made in a manner compliant with Section 409A of the Code.”

2.	The following proviso shall be added to the end of the final sentence in Section 8.7:

“, provided that such dividends or dividend equivalents shall be paid or provided in a manner compliant with Section 409A of the Code”

3.	Section 9.4 shall be amended to read as follows:

“Payment of earned Performance Shares/Performance Units shall be as determined by the Committee and as evidenced in the Award Agreement.  Subject to the terms of the Plan, the Committee, in its sole discretion, may pay earned Performance Shares/Performance Units in the form of cash or in Shares (or in a combination thereof) equal to the value of the earned Performance Shares/Performance Units as soon as practicable after the end of the applicable Performance Period, but in no event later than 2 ½ months following the end of the calendar year in which such Performance Period ends; provided, however, that any Shares may be granted subject to restrictions deemed appropriate by the Committee, but only if the terms of such restrictions are compliant with Section 409A of the Code.  The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.”

4.	The following proviso shall be added to the end of the final sentence in Section 9.5:

“, provided that such dividends or dividend equivalents shall be paid or provided in a manner compliant with Section 409A of the Code”

5.	The following proviso shall be added to the end of the final sentence in Section 10.7:

“, provided that such dividends or dividend equivalents shall be paid or provided in a manner compliant with Section 409A of the Code”

6.	The following proviso shall be added to the end of the final sentence in Article 13:

“, provided that such rules and procedures for any deferrals or deferral elections pursuant to this Article 13 shall comply in all respects with Section 409A of the Code”

7.	The first sentence of Article 15 shall be amended to read as follows:

“Upon the occurrence of a Change in Control, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges, or unless the Committee shall determine otherwise in the Award Agreement:”

8.	The following proviso shall be added to the end of the first sentence in Section 16.1:

“, provided that any such alteration, amendment, modification, suspension or termination of the Plan pursuant to this Article 16 shall be effected in a manner compliant with Section 409A of the Code”

9.	The following sentence shall be added as the final sentence of Section 16.2:

“Notwithstanding anything to the contrary, any adjustments pursuant to this Section 16.2 shall be effected in a manner compliant with Section 409A of the Code.”

10.	A new Section 20.6 shall be added to the Plan as follows:

“Section 409A of the Code.  It is the Company’s intent that payments under the Plan are exempt from, and do not constitute “deferred compensation” subject to, Section 409A of the Code and that the Plan be administered accordingly.  If and to the extent that any payment is determined by the Company to constitute “non-qualified deferred compensation” subject to Section 409A of the Code and is payable hereunder to a Participant by reason of his termination of employment, then (a) such payment or benefit shall be made or provided to the Participant only upon a “separation from service” as defined for purposes of Section 409A of the Code under applicable regulations and (b) if the Participant is a “specified employee” (within the meaning of Section 409A of the Code and as determined by the Company), such payment shall not be made or provided before the date that is six months after the date of the Participant’s separation from service (or his earlier death).  Neither the Company nor its affiliates shall have any liability to any Participant, Participant’s spouse or other beneficiary of any Participant’s spouse or other beneficiary of any Participant or otherwise if the Plan or any amounts paid or payable hereunder are subject to the additional tax and penalties under Section 409A of the Code.”

IN WITNESS WHEREOF, the Compensation Committee has caused this Amendment 2008-1 to the Plan to be duly executed on this 31st day of December, 2008.

CENTRAL PACIFIC FINANCIAL CORPORATION

By:           /s/ Karen K. Street
Executive Vice President and Director of Human Resources